FLOATING RATE INCOME STRATEGIES FUND, INC.

File No. 811-21413

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Richard West, Director to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 4 should have been filed on his behalf by April 28, 2006; a late filing was executed on May 02, 2006.